Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-167489-08

Free Writing Prospectus dated February 19, 2013

$1,034,940,000

Ford Credit Auto Owner Trust 2013-A

Issuing Entity or Trust

Ford Credit Auto Receivables Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a prospectus supplement to the prospectus dated February 19, 2013, which together describe the notes to be issued by the trust.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P	Fitch
Class A-1 notes	A-1+ (sf)	F1+sf
Class A-2 notes	AAA (sf)	AAAsf
Class A-3 notes	AAA (sf)	AAAsf
Class A-4 notes	AAA (sf)	AAAsf
Class B notes	AA+ (sf)	AAsf
Class C notes	AA (sf)	Asf
Class D notes	A (sf)	BBBsf

BNP PARIBAS
BofA Merrill Lynch
Deutsche Bank Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-294-1322.